Exhibit 10.2

AGREEMENT

THIS AGREEMENT, dated January 8, 2016, is by and between Baxter International Inc., a corporation organized under the laws of Delaware, United States of America (“Baxter”) and Baxalta Incorporated, a corporation organized under the laws of Delaware, United States of America (“Baxalta” and, together with Baxter, the “Parties”).

RECITALS

WHEREAS, Baxter has separated into two companies (the “Separation”): (i) one comprising Baxter’s BioScience operating segment, excluding the BioSurgery franchise, which is owned and conducted, directly or indirectly, by Baxalta, and (ii) one comprising the Medical Products Business, including the BioSurgery franchise, which continues to be owned and conducted, directly or indirectly, by Baxter;

WHEREAS, Baxter and Baxalta executed that certain Separation and Distribution Agreement, dated as of June 30, 2015 (as may be amended from time to time, the “Separation and Distribution Agreement”), to govern the overall terms of the Separation;

WHEREAS, in connection with the Separation, certain transactions had to be deferred until after the Distribution Date (as defined in the Separation and Distribution Agreement) and in connection with same, Baxalta World Trade LLC, Baxalta GmbH, Baxalta Holding B.V., Baxter World Trade Corporation, Baxter Healthcare SA and Baxter Holding B.V., entered into that certain International Commercial Operations Agreement dated as of June 30, 2015 (the “ICOA”); and

WHEREAS, in furtherance of the Separation, Baxter and Baxalta now desire to document and clarify the terms of reimbursement related to the capitalization of certain Baxalta Local Entities (as defined in the ICOA) by Baxter or one of its Affiliates, the transfer of intercompany Accounts Receivables and Accounts Payables (as such terms are defined in the ICOA) in connection with a Local Closing (as such term is defined in the ICOA) and the terms upon which payments shall be made between the Parties or their respective Affiliates.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, and intending to be legally bound, the Parties agree as follows:

1.	Definitions. Reference is made to Section 9.15 of the Separation and Distribution Agreement regarding the interpretation of certain words and phrases used in this Agreement. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Separation and Distribution Agreement.

2.	Capital Reimbursements; Negative Net Asset Cash Payment Reimbursements.

(a)

Baxalta shall, or shall cause a Baxalta Subsidiary to, reimburse Baxter or a Baxter Subsidiary designated by Baxter for all (i) capital infusions in excess of 50,000 United States Dollars (“Dollars”) (or the foreign currency equivalent determined applying the Exchange Rate (as defined in the ICOA) in effect on the date of the applicable capital infusion) made by Baxter or a Baxter Subsidiary after the Effective

Time to an individual Baxalta Local Entity, including any capital infusions sent on behalf of Baxalta or a Baxalta Subsidiary (each, a “Capital Reimbursement”) and (ii) amounts of cash in excess of 50,000 Dollars (or the foreign currency equivalent determined applying the Exchange Rate in effect on the date of the applicable transfer) transferred by or on behalf of a Baxter Local Entity to a Baxalta Local Entity as part of a Local Closing resulting from the value of the Liabilities of the applicable Deferred Baxalta Local Business exceeding the Assets of such Deferred Baxalta Local Business (each, a “Negative Net Asset Cash Payment”).

(b)	Each Capital Reimbursement shall be paid by Baxalta or a Baxalta Subsidiary no later than sixty (60) calendar days following (i) the date on which Baxter or a Baxter Subsidiary makes the applicable capital infusion into a Baxalta Local Entity or (ii) the date of this Agreement for all capital infusions made by Baxter or a Baxter Subsidiary into a Baxalta Local Entity following the Effective Time but prior to the date of this Agreement.

(c)	Each Negative Net Asset Cash Payment shall be paid by Baxalta or a Baxalta Subsidiary no later than sixty (60) calendar days following the date on which the Negative Net Asset Cash Payment is made by or on behalf of a Baxter Local Entity to the applicable Baxalta Local Entity.

(d)	Capital Reimbursement payments made by Baxalta or a Baxalta Subsidiary to Baxter or a Baxter Subsidiary shall be paid in the same currency originally used by Baxter or a Baxter Subsidiary to fund the applicable Baxalta Local Entity. Negative Net Asset Cash Payment amounts paid by Baxalta or a Baxalta Subsidiary to Baxter or a Baxter Subsidiary shall be paid in Dollars or Euros converting the applicable foreign currency amount to Dollars or Euros applying the Exchange Rate in effect on the date of the applicable transfer. The Parties agree that all Liabilities incurred in connection with foreign exchange risks related to each Capital Reimbursement and each Negative Net Asset Cash Payment shall be borne solely by Baxalta.

3.	Intercompany Accounts Receivables and Accounts Payables.

(a)	The Parties hereby agree that the aggregate value of all accounts, notes and other receivables (net of any provision for doubtful debts recorded at the Effective Time) resulting from sales of Baxalta Products or services prior to any Local Closing (as defined in the ICOA), whether current or noncurrent, whether resulting from sales or services prior to or after the Effective Time, whether owed by a Third Party or Baxter (or one of its Affiliates) and any interest on such receivables (“Accounts Receivable”) are intended to be Baxalta Assets pursuant to the Separation and Distribution Agreement and shall transfer to the applicable Baxalta Local Entity on the relevant Local Closing Date.

(b)

The Parties hereby agree that the aggregate value of all trade accounts payable resulting from sales of Baxalta Products or services prior to any Local Closing, whether resulting from sales or services prior to or after the Effective Time and whether owed to a Third Party, Baxter (or one of its Affiliates) or Baxalta (or one of

its Affiliates) (“Accounts Payable”) are intended to be Baxalta Liabilities pursuant to the Separation and Distribution Agreement and shall transfer to the applicable Baxalta Local Entity on the relevant Local Closing Date.

(c)	Prior to the relevant Local Closing Date, Accounts Receivable owed by Baxter (or one of its Affiliates) or Accounts Payable owed to Baxter (or one of its Affiliates) or Baxalta (or one of its Affiliates) shall be settled in the normal course of business under current customary terms that apply to non-intercompany trade payables and receivables by each Baxter Local Entity and in the event that any such Accounts Receivables or Accounts Payables are unable to be settled in full or in part as a result of foreign currency control restrictions, such Accounts Receivables or Accounts Payables shall remain outstanding and shall transfer to the applicable Baxalta Local Entity on the relevant Local Closing Date.

4.	Payment Terms. The Parties hereby agree that, to the extent not otherwise addressed in the Separation and Distribution Agreement, an Ancillary Agreement or a Conveyance and Assumption Instrument, all payments to be made from one Party (or one of its Affiliates) (the “Remitting Party”) to the other Party (or one of its Affiliates) (the “Non-Remitting Party”) in connection with the Separation shall be made no later than sixty (60) days following the date upon which (i) the Non-Remitting Party pays an amount to a Third Party on behalf of the Remitting Party or (ii) the Remitting Party receives an amount from a Third Party on behalf of the Non-Remitting Party.

5.	Incorporation by Reference. Article IX (other than Section 9.02) of the Separation and Distribution Agreement is hereby incorporated into this Agreement by reference and made applicable to the Parties hereto in such manner as the context requires in order to give effect to such provisions within this Agreement.

6.	Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of Laws and principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

* * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

BAXTER INTERNATIONAL INC.

By:	/s/ James K. Saccaro
Name:	James K. Saccaro
Title:	Corporate Vice President and Chief Financial Officer
(duly authorized officer and principal financial officer)

BAXALTA INCORPORATED

By:	/s/ Robert J. Hombach
Name:	Robert J. Hombach
Title:	Executive Vice President, Chief Financial Officer and Chief Operations Officers
(duly authorized officer and principal financial officer)